LifeVantage Announces Second Quarter Fiscal Year 2016 Results

Second Quarter Revenue Increased 7.8% to $52 Million Compared to Same Period Last Year

Revenue in the Americas and Asia/Pacific increased 15.3% and 12.4% on a Sequential Basis

Revenue in Japan increased 7.3% on a Sequential Basis

Company Updates Fiscal 2016 Guidance

Salt Lake City, UT, February 9, 2016, LifeVantage Corporation (NASDAQ: LFVN) today reported financial results for its second quarter ended December 31, 2015.

Second Quarter Fiscal 2016 Highlights:

•	Revenue increased 14.6% to $52 million on a sequential basis and increased 7.8% compared to second fiscal quarter of 2015;

•	Revenue in the Americas increased 15.3% and revenue in Asia/Pacific increased 12.4% on a sequential basis, including a 7.3% sequential revenue increase in Japan;

•	Adjusted EBITDA increased 7.3% to $4.5 million, compared to $4.2 million in the second fiscal quarter of 2015;

•	Net income was $1.6 million which includes approximately $0.5 million of pretax one-time charges

•	Executed on strategic growth plan including investments in new product launches and enhanced distributor technology platforms.

“We are pleased to report revenue growth on both a sequential and year-over-year basis, which underscores the early success of our growth plan and gives us confidence that our business is on a path to deliver long-term and sustainable improved financial performance,” stated LifeVantage President and Chief Executive Officer Darren Jensen. “In the second quarter, we made meaningful progress on our critical growth initiatives to expand our product portfolio with the launch of PhysIQ™ Smart Weight Management System, marking our entry into the estimated $148 billion worldwide weight management market. While it is still in its very early stages, we have been encouraged by the strong consumer and distributor responses to our newest product offerings. In addition, we expanded our skincare product offering with the launch of True Science™ Micro Lift Serum in the second quarter.”

Mr. Jensen concluded, “We continue to make progress across all aspects of our growth plan, including investments in distributor leadership development, mobile technology with the introduction of new business building technologies, new products, brand development, and international expansion. Our strategic plan focuses on changing the revenue trends to a positive trajectory and we are pleased that revenue is responding to these investments. Nevertheless, these investments will impact our operating income results in the near-term. However, we are confident that investing in our future growth will better position our company to capitalize on opportunities ahead and achieve accelerated sales growth.”

Second Quarter Fiscal 2016 Results

For the second fiscal quarter ended December 31, 2015, the Company reported revenue of $52 million, a 14.6% increase compared sequentially to revenue of $45.4 million for the first fiscal quarter ended September 30, 2015, and a 7.8% increase compared to $48.2 million for the comparable period in fiscal 2015. Year-over-year quarterly revenue reflects an increase of 14.3% in the Americas and a decrease in the Asia/Pacific region of 9.6%. Revenue for the quarter was negatively impacted by $0.9 million, or approximately 1.9%, by foreign currency fluctuation.

Commissions and incentives expense for the second fiscal quarter of 2016 was $27.3 million, or 52.5% of revenue, compared to $23.2 million, or 48.1% of revenue, in the same period last year. Selling, general and administrative expense (SG&A) for the second fiscal quarter of 2016 was $13.8 million, or 26.6% of revenue, compared to $14.5 million, or 30% of revenue, in the same period last year.

Second fiscal quarter of 2016 SG&A expenses include costs associated with new product launches, initiatives to enhance business building technology, and other strategic investments to position the Company for future growth. Furthermore, SG&A includes $0.5 million of pre-tax one-time expenses; consisting of $0.4 million in executive team transition costs, and $0.1 million in expenses associated with the Company’s reverse stock split.

Operating income for the second fiscal quarter of 2016 was $3 million, compared to $3.1 million for the second fiscal quarter of 2015. This includes the aforementioned investments to drive future sales and profit growth along with the previously mentioned one-time expenses.

Adjusted EBITDA was $4.5 million for the second fiscal quarter of 2016, compared to $4.5 million for the first fiscal quarter of 2016 and $4.2 million for the prior year period.

Net income for the second fiscal quarter of 2016 was $1.6 million, or $0.11 per diluted share, calculated on 14 million fully diluted shares. This compares to net income for the second fiscal quarter of 2015 of $1.5 million, or $0.10 per diluted share, calculated on 14.4 million fully diluted shares. On a tax adjusted basis the previously mentioned one-time charges were $0.3 million for the quarter, resulting in adjusted net income of $1.9 million for the second fiscal quarter of 2016, or $0.14 per diluted share, compared to $1.5 million, or $0.10 per diluted share in the comparable period last year.

Fiscal 2016 First Six Months Results

For the six months ended December 31, 2015, the Company reported net revenue of $97.3 million, compared to $99.9 million in the prior year period. Revenue in the Americas increased 4.6%, while revenue in Asia/Pacific decreased 20.5% due primarily to lower sales in Japan. Revenue for the first six months of fiscal 2016 was negatively impacted $2.8 million, or 2.8%, by foreign currency fluctuation.

Operating income for the first six months of fiscal 2016 was $5.7 million, compared to $10.9 million in the prior year period. Operating income for the six months ended December 31, 2015 includes $1.6 million of the previously mentioned one-time expenses. Adjusted EBITDA was $8.9 million for the first six months of fiscal 2016, compared to $11 million in the prior year. First six months fiscal 2015 operating income and Adjusted EBITDA include the benefit of approximately $2 million from proceeds recovered and related to the Company's December 2012 product recall.

Net income for the first six months of fiscal 2016 was $2.7 million, or $0.19 per diluted share, compared to $6.2 million, or $0.43 per diluted share in the prior year period. On a tax adjusted basis the previously mentioned one-time charges were $1 million for the first six months of fiscal 2016 resulting in adjusted net income of $3.7 million or $0.27 per diluted share. On a tax adjusted basis the one-time insurance benefit for the first six months of fiscal 2015 was $1.3 million, resulting in adjusted net income of $4.8 million or $0.34 per diluted share.

Balance Sheet & Liquidity

The Company generated $8.5 million of cash flow from operations in the first six months of fiscal 2016, compared to $8 million in the same period last year. The Company's cash and cash equivalents at December 31, 2015 were $15.8 million compared to $13.9 million at the end of fiscal year 2015. The Company repaid $6.8 million of debt during the first six months of fiscal 2016.

Fiscal Year 2016 Guidance

The Company is updating its fiscal year 2016 annual guidance. The Company continues to expect to generate revenue in the range of $195 million to $210 million in fiscal year 2016. On an adjusted non-GAAP earnings per diluted share basis, excluding certain one-time costs, the Company expects to achieve the range of $0.50 to $0.60.

Based on the previously mentioned one-time expenses, the Company now expects GAAP earnings per diluted share in the range of $0.42 to $0.52= compared to the previous range of $0.56 to $0.77, based on an estimated 14.0 million diluted shares and a 36% effective tax rate.

Conference Call Information

The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 215-6917 from the U.S. International callers can dial (913) 905-1087. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, February 16, 2016, by dialing (877) 870-5176 from the U.S. and entering confirmation code 6715410, or (858) 384-5517 from international locations, and entering confirmation code 6715410.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.

About LifeVantage Corporation

LifeVantage Corporation (Nasdaq:LFVN), is a science based network marketing company dedicated to visionary science that looks to transform health, wellness and anti-aging internally and externally at the cellular level. The company is the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, the TrueScience™ Anti-Aging Skin Care Regimen, Canine Health, the AXIO™ energy product line and the PhysIQ™ smart weight management system. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah.

Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe", "objectives", "hopes", "intends", "estimates", "expects", "projects", "plans", "anticipates", "look forward to", "executing our growth plan", "path to deliver long-term growth", and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward looking statements include, but are not limited to, statements we make regarding our leadership in the global market, product and country expansion, and future growth and financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

About Non-GAAP Financial Measures

We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income and Earnings Per Share as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period.

We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The tables set forth below present Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share which are non-GAAP financial measures to Net Income and Earnings Per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
John Mills (646) 277-1254
Partner, ICR INC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

(In thousands, except per share data)	As of,
ASSETS	December 31, 2015	June 30, 2015
Current assets
Cash and cash equivalents	$15,819	$13,905
Accounts receivable	1,738	1,031
Income tax receivable	2,205	2,179
Inventory	10,619	9,248
Current deferred income tax asset	1,086	1,117
Prepaid expenses and deposits	5,016	2,995
Total current assets	36,483	30,475

Property and equipment, net	5,180	5,759
Intangible assets, net	1,812	1,879
Long-term deferred income tax asset	229	235
Other long-term assets	1,223	1,433
TOTAL ASSETS	$44,927	$39,781
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,857	$2,614
Commissions payable	7,733	6,505
Other accrued expenses	9,005	5,600
Current portion of long-term debt	12,229	11,141
Total current liabilities	34,824	25,860

Long-term debt
Principal amount	2,583	10,484
Less: unamortized discount and deferred offering costs	(1,544)	(1,951)
Long-term debt, net of unamortized discount and deferred offering costs	1,039	8,533
Other long-term liabilities	2,055	2,063
Total liabilities	37,918	36,456
Commitments and contingencies - Note 6
Stockholders' equity
Preferred stock - par value $.001 per share, 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $.001 per share, 250,000 shares authorized and 13,992 and 13,958 issued and outstanding as of December 31, 2015 and June 30, 2015, respectively	14	14
Additional paid-in capital	118,649	117,657
Accumulated deficit	(111,429)	(114,095)
Accumulated other comprehensive loss	(225)	(251)
Total stockholders’ equity	7,009	3,325
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,927	$39,781

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2015	2014	2015	2014
(In thousands, except per share data)
Revenue, net	$51,995	$48,247	$97,347	$99,880
Cost of sales	7,842	7,486	14,817	13,165
Gross profit	44,153	40,761	82,530	86,715

Operating expenses:
Commissions and incentives	27,297	23,195	49,340	47,769
Selling, general and administrative	13,824	14,476	27,487	28,091
Total operating expenses	41,121	37,671	76,827	75,860
Operating income	3,032	3,090	5,703	10,855

Other income (expense):
Interest expense	(619)	(785)	(1,368)	(1,593)
Other income (expense), net	6	(246)	(210)	(43)
Total other income (expense)	(613)	(1,031)	(1,578)	(1,636)
Income before income taxes	2,419	2,059	4,125	9,219
Income tax expense	(819)	(587)	(1,459)	(3,031)
Net income	$1,600	$1,472	$2,666	$6,188
Net income per share:
Basic	$0.12	$0.11	$0.19	$0.44
Diluted	$0.11	$0.10	$0.19	$0.43
Weighted average shares outstanding:
Basic	13,718	13,956	13,714	14,089
Diluted	14,016	14,388	13,952	14,523

Other comprehensive income, net of tax:
Foreign currency translation adjustment	9	(136)	26	(79)
Other comprehensive income, net of tax:	9	(136)	26	(79)
Comprehensive income	$1,609	$1,336	$2,692	$6,109

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Revenue by Region
(unaudited)

	For the Three Months Ended December 31,				For the Six Months Ended December 31,
	2015		2014		2015		2014
(In thousands)
Americas	$40,055	77%	$35,040	73%	$74,781	77%	$71,496	72%
Asia/Pacific	11,940	23%	13,207	27%	22,566	23%	28,384	28%
Total	$51,995	100%	$48,247	100%	$97,347	100%	$99,880	100%

	Active Independent Distributors (1)
	(unaudited)

	December 31,
	2015		2014
Americas	46,000	69%	44,000	66%
Asia/Pacific	21,000	31%	23,000	34%
Total	67,000	100%	67,000	100%

	Active Preferred Customers (2)
	(unaudited)

	December 31,
	2015		2014
Americas	96,000	82%	97,000	82%
Asia/Pacific	21,000	18%	22,000	18%
Total	117,000	100%	119,000	100%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Preferred Customers have purchased product in the prior three months for personal consumption only.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2015	2014	2015	2014
(In thousands)
GAAP Net income	$1,600	$1,472	$2,666	$6,188
Interest Expense	619	785	1,368	1,593
Provision for income taxes	819	587	1,459	3,031
Depreciation and amortization	452	580	983	1,165
Non-GAAP EBITDA:	3,490	3,424	6,476	11,977
Adjustments:
Stock compensation expense	450	495	642	969
Other (income) expense, net	(6)	246	210	43
Other adjustments*	535	—	1,614	(2,000)
Total adjustments	979	741	2,466	(988)
Non-GAAP Adjusted EBITDA	$4,469	$4,165	$8,942	$10,989

*Other adjustments for the six months ended December 31, 2015 include approximately $0.7 million for executive severance expenses, $0.8 million for search firm and hiring expenses associated with the search for executive officers, and $0.1 million for expenses associated with the reverse stock split completed during October 2015. Other adjustments for the six months ended December 30, 2014 include a ($2.0) million reduction for a one-time pretax benefit from settlement proceeds. Other adjustments for the three months ended December 31, 2015 include approximately $0.4 million for search firm and hiring expenses associated with the search for executive officers and $0.1 million for expenses associated with the reverse stock split completed during October 2015.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2015	2014	2015	2014
(In thousands)
GAAP Net income	$1,600	$1,472	$2,666	$6,188
Executive team severance expenses (1)	—	—	438	—
Executive team recruiting and transition expenses (2)	243	—	503	—
Reverse split administrative expenses (3)	103	—	103	—
Insurance proceeds from product recall (4)	—	—	—	(1,342)
Non-GAAP Net Income:	$1,946	$1,472	$3,710	$4,846

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2015	2014	2015	2014

Diluted earnings per share, as reported	$0.11	$0.10	$0.19	$0.43
Executive team severance expenses (1)	—	—	0.03	—
Executive team recruiting and transition expenses (2)	0.02	—	0.04	—
Reverse split administrative expenses (3)	0.01	—	0.01	—
Insurance proceeds from product recall (4)	—	—	—	(0.09)
Diluted earnings per share, as adjusted	$0.14	$0.10	$0.27	$0.34

(1) Net of $239,000 tax expense for the six months ended December 31, 2015
(2) Net of $133,000 and $275,000 tax expense for the three and six months ended December 31, 2015, respectively
(3) Net of $56,000 tax expense for the three and six months ended December 31, 2015
(4) Net of $658,000 tax expense for the six months ended December 31, 2014